UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Western Alliance Bancorporation
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SUPPLEMENT TO THE

PROXY STATEMENT DATED MARCH 23, 2012

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 24, 2012

April 6, 2012

On or about March 23, 2012, Western Alliance Bancorporation (the “Company”) mailed a proxy statement to its stockholders describing the matters to be voted on at the Annual Meeting of Stockholders to be held on April 24, 2012, including an amendment to the 2005 Stock Incentive Plan (the “Amended Plan”).

After mailing the proxy statement, Institutional Shareholder Services (“ISS”) gave the Amended Plan an unfavorable rating apparently due to certain language in the Amended Plan that ISS interprets as suggesting that the Amended Plan permits underwater options to be replaced with other awards without prior stockholder approval. As a result, ISS recommended a vote “AGAINST” the proposal to approve the Amended Plan.

Though the Company disagrees with this interpretation, and ISS did not raise objections to the same language in prior years, the Company decided that it should revise the Amended Plan to address any repricing concerns of stockholders. The Company has not previously replaced, and does not plan to replace, underwater options with other awards without stockholder approval. Therefore, on April 5, 2012, the Company’s Compensation Committee revised the Amended Plan to clarify that repricing of stock options or stock appreciation rights may not be accomplished through the surrender of such stock options or stock appreciation rights as consideration for the grant of other awards under the Amended Plan.

As revised, a new Section 6.5 of the Amended Plan has been added, which provides as follows:

6.5 Option or SAR Repricing.

Notwithstanding any other provision of the Plan, without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Board shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs having exercise prices per share greater than the then Fair Market Value of a share of Stock (“Underwater Awards”) and the grant in substitution therefore of new Options or SARs having a lower exercise price, “full value” awards or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof. This Section shall not apply to adjustments pursuant to the assumption of or substitution for an Option or SAR in a manner that would comply with Section 424(a) or Section 409A of the Code or to an adjustment made pursuant to Section 17.

A copy of the Amended Plan, as revised, is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on April 6, 2012 with the Securities and Exchange Commission (“SEC”). Stockholders may obtain, free of charge, a copy of such Current Report on Form 8-K and the Amended Plan at the SEC’s website, www.sec.gov or www.westernalliancebancorp.com.

The Amended Plan, as revised, will be presented for stockholder approval at the Company’s Annual Meeting of Stockholders to be held on April 24, 2012. Any vote “FOR” or “AGAINST” the Amended Plan proposal using the proxy card previously made available by the Company to the stockholders of record of the Company or the voting instruction card made available to the beneficial owners by their broker, bank or another nominee will be counted as a vote “FOR” or “AGAINST” the Amended Plan, as revised. If any stockholder has already returned his or her properly executed proxy card or voted via the Internet or by telephone and would like to change his or her vote on any matter, such stockholder may revoke his or her proxy before it is voted at the Annual Meeting of Stockholders by submission of a proxy bearing a later date via the Internet, by telephone, by mail or by attending the Annual Meeting in person and casting a ballot or as otherwise described in the Company’s proxy statement. If any stockholder would like a new proxy or has any questions, he or she should contact Dale Gibbons, Chief Financial Officer, One E. Washington St., Phoenix, Arizona 85004, at (602) 952-5476 or dgibbons@westernalliancebancorp.com.

This Supplement to the Proxy Statement is first being released to stockholders on or about April 6, 2012, and should be read together with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.

By Order of the Board of Directors,

/s/ Linda N. Mahan

Linda N. Mahan

Phoenix, Arizona

Secretary

April 6, 2012